Exhibit 4.1
NOTE AMENDMENT AGREEMENT

This Note Amendment Agreement is made as of March 30, 2012 (“Amendment”), between Atlantic Green Power Holding Company, a Delaware corporation (the “Company”) and Whalehaven Capital Fund Limited (“Whalehaven”) regarding the note issued by the Company to Whalehaven dated February 4, 2011,  in the original principal amount of $250,000 (the “Note”).

WHEREAS, the Company and Whalehaven have agreed to modify certain terms of the Note as described herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

1.             The following terms are added to the Note as of the Effective Time (as such term is defined in Section 6 hereof):

“ARTICLE 4
CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Shares of the Borrower's Common Stock, $.000001 par value per share (“Common Stock”) as set forth below.

4.1.          Conversion into the Borrower's Common Stock.

(a)           The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and/or accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 4.1(b) hereof (the “Conversion Price”), determined as provided herein.  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder on or before the Delivery Date.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price.

(b)            Subject to adjustment as provided in Section 4.1(c) hereof, the conversion price (“Conversion Price”) per share shall be $0.04, subject to adjustment as described herein.

(c)            The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 4.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.           Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or  consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower, or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental  Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.           Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided into a greater number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.  No change to the Conversion Price shall be made if the shares of Common Stock are combined.

D.           Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined below), prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for $0.000001 per share of Common Stock.

E.           Excepted Issuances.  For the purposes of this Note, “Excepted Issuances” shall mean either (i) the Company’s issuance of securities as full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) (A) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to the Atlantic Green Power Holding Company Equity Incentive Plan, or (B) such other plans or arrangements which may be approved by the Company’s Board of Directors from time to time pursuant to which not more than an aggregate of 300,000 shares of Common Stock may be issued at valuations of not less than the greater of the Conversion Price on the Closing Date or the Conversion Price on the applicable dates of issuance and which such shares of Common Stock will not be subject to any registration rights, and (iv) the Company’s issuance of securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement on the terms in effect on the Closing Date or securities issued pursuant to subpart (iii) hereof.

(d)           Whenever the Conversion Price is adjusted pursuant to Section 4.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e)           During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

4.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 4.1(a) hereof.  Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

4.3.           Maximum Conversion.  The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 4.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.  The Holder may waive the conversion limitation described in this Section 4.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%.”

2.             The Maturity Date (as such term is defined in the Note) is extended to June 20, 2012, subject to acceleration as described in the Note.

3.             A copy of this Amendment annexed to the Note shall be sufficient to reflect the amendment thereto.

4.             Except as set forth herein the Note shall remain in full force and effect without any modification.

5.             This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or electronically, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same with the same force and effect as if such facsimile signature were an original thereof.

6.             The terms of this Amendment shall be effective contemporaneously with the closing of the real estate transactions contemplated by the Southern Real Estate Contract, dated as of February 27, 2012, between John Hancock Life Insurance Company (U.S.A.) and the Company and the Real Estate Contract, dated as of February 27, 2012, between David E. Riley and the Company (the “Effective Time”).

7.             In the event that the Company makes a distribution of shares of the common stock of Atlantic Green Power Corporation subsequent to the full or partial conversion of the Note, Whalehaven hereby irrevocably and unconditionally waives any and all of its rights to receive any distribution from the Company of shares of the common stock of Atlantic Green Power Corporation, and Whalehaven further acknowledges and agrees that Whalehaven shall not have any right to receive any distribution of shares of common stock of Atlantic Green Power Corporation from the Company solely with respect to any shares of the Company’s common stock issued or issuable to Whalehaven upon full or partial conversion of the Note.  The foregoing waiver shall apply solely with respect to shares of the Company’s common stock issued or issuable to Whalehaven upon the conversion of the Note.  Nothing contained herein shall be interpreted as or have the effect of a waiver by Whalehaven of its right to receive shares of Atlantic Green Power Corporation from the Company with respect to shares of the Company’s common stock held by Whalehaven as of the date of this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

ATLANTIC GREEN POWER HOLDING COMPANY	WHALEHAVEN CAPITAL FUND LIMITED

/s/ Robert Demos, Jr.	/s/ Vadim Mats
By: Robert Demos, Jr.	By: Vadim Mats
Its: President and CEO	Its: CFO

Exhibit A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by ATLANTIC GREEN POWER HOLDING COMPANY on February 4, 2011 into Shares of Common Stock of ATLANTIC GREEN POWER HOLDING COMPANY (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of ATLANTIC GREEN POWER HOLDING COMPANY

Shares To Be Delivered:

Signature:

Print Name:

Address: